Exhibit 99.1
CONSOL Energy Announces Results for the First Quarter 2019

CANONSBURG, PA (May 8, 2019) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the period ended March 31, 2019.

First Quarter 2019 Highlights

Highlights of the CEIX first quarter 20191 results include:

•	GAAP net income of $20.3 million and adjusted net income[2] of $39.5 million;

•	Total GAAP dilutive earnings per share of $0.52 and adjusted dilutive earnings per share[2] of $1.21;

•	Net cash provided by operations of $82.2 million;

•	Adjusted EBITDA[2] of $118.5 million;

•	Organic free cash flow net to CEIX shareholders[2] of $42.4 million;

•	Reduced total debt by $100 million during the quarter;

•	Total net leverage ratio[2] reduced to 1.7x on March 31, 2019 compared to 2.0x on March 31, 2018;

•	Increased share and debt repurchase program to $175 million; 2.5% of outstanding shares repurchased since the spin[3];

•	Amended credit facilities and paid down debt to lower annual interest expense by $15 million, improve operational and financial flexibility, extend maturities and boost liquidity; and

•	Extended a major export contract through the end of 2020; pricing terms unchanged.

Management Comments

"After a very strong finish to 2018, I am pleased to report that the CONSOL team continues to perform consistently well despite the fluctuations we've seen in the commodity markets we serve," said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. "While we continued to deliver strong operating and marketing results during the quarter, we also made tactical and strategic moves to enhance the value of CEIX shares. On the tactical front, we took advantage of our 2018 performance, well-contracted sales portfolio, and improving credit markets to lower our interest expense, expand liquidity, and enhance our flexibility through the refinancing of our credit facilities and term loans. On the strategic front, this morning, we green-lighted the Itmann low-vol metallurgical coal project, which will further advance CONSOL's footprint of high-quality products and low-cost assets. Finally, this morning, we also announced that CONSOL's Board of Directors has increased our authorization to repurchase CEIX debt and common shares, as well as purchase CONSOL Coal Resources LP’s common units, from $100 million to $175 million and extended the program until June 30, 2020, which allows us to continue to opportunistically return capital to shareholders.

On the safety front, the PAMC employees improved their safety performance by 70% compared to the same period in 2018. The central preparation plant and CONSOL Marine Terminal continued their strong safety performance with an incident-free quarter."

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 6.7 million tons of coal during the first quarter of 2019 at an average revenue per ton of $49.38, compared to 6.6 million tons at an average revenue per ton of $52.98 in the year-ago period. The average revenue per ton was impacted by a reduction in revenues on our netback contracts due to lower PJM West power prices and volumes, partially offset by improvements in our domestic non-netback and export revenues. During the first quarter, average PJM West power prices declined approximately 33% compared to the year-ago period, but our average revenue per ton across the portfolio was only impacted by approximately 7%. This highlights the importance of our well-diversified contract portfolio, thoughtful contracting strategy, and guidance process that already included weaker PJM forward prices compared to the prior year. This also showcases the strength of our marketing process in continuing to high-grade our contract portfolio over time, enabling us to deliver a more stable and consistent earnings profile even in volatile commodity price environments.

On the domestic front, despite a decline in weather-driven heating demand, our domestic customer base and contracted position remained solid, as customers focused on rebuilding their very low inventories. According to the Energy Information Administration, coal inventories at domestic power plants stood at approximately 99 million tons at the end of February, representing a drawdown of more than 18% from year-ago levels and the lowest levels since 2005. We believe that inventories at several of our key customers' Northern Appalachian (NAPP) rail-served power plants have increased slightly to around 30 days of burn compared to 20 days in the second half of 2018, which remains near the lower end of what we estimate is a typical target of 30-45 days. According to industry estimates, Appalachian E&P capital budgets for 2019 are about 14% below 2018 levels, and rising demand should create near-term downside protection in natural gas prices during the gas storage refill season. As gas production growth abates and headwinds continue to surround the construction of the Atlantic Coast and Mountain Valley pipelines, we believe there could be a positive surprise in gas prices that could play out into the power markets as we head towards peak summer and winter demand periods.

Internationally, thermal coal prices have come under pressure since the beginning of 2019 due to pullback in global LNG prices and other factors such as weak weather-related demand in Japan and Korea and softening demand in Europe due in part to an influx of Russian coal. We are already beginning to see an export supply response from several countries that should help to stabilize API2 and Newcastle prices. We believe the recent market behavior is consistent with normal cycle trends exacerbated by transient items. We believe longer-term coal pricing will be driven by continued growth of coal-fired generation capacity build out in Asia, limited investments in coal supply, and tightening supply-demand fundamentals for LNG in 2021. According to our analysis of data from IHS Markit, approximately 111 GW of new coal-fired capacity is under construction globally for commissioning between 2019-2024. Furthermore, an additional 300 GW of new coal-fired capacity is in the planning stages. We believe this bodes well for seaborne thermal coal demand, particularly for high-Btu NAPP coal.

Meanwhile, in the near term through 2020, our export shipment volumes and price are supported by the export deal we signed in early 2018. As mentioned in previous earnings releases, our export contract has firm volume with firm pricing commitments through June 2019 and firm volume with collared pricing (average floor above $45.52 per ton) from July 2019 to June 2020. Accordingly, this contract serves as a bridge that allows us to weather the volatility of temporary pricing dislocations in seaborne thermal coal markets.

Export Contract Extended Through 2020

Recently, we amended our previously disclosed export contract, extending it from July 1, 2020 through December 31, 2020. This adds an additional 3.65 million tons to 2020, taking our contracted position to 71% and protecting the PAMC from the downward pressure that has been experienced in the API2 market while allowing for participation in potential upside as well. The collar levels are consistent with the original contract, and we anticipate the tons to breakout as 68% thermal and 32% crossover metallurgical coal. The extension also includes continued take or pay revenues at our CONSOL Marine Terminal.

The PAMC is currently 95%+ contracted for 2019, 71% contracted for 2020, and 31% contracted for 2021 assuming annual production of 27 million tons. We are currently in active negotiations with both domestic and international customers, and we expect to achieve our targeted contracted position for 2020 before the end of this year.

Operations Summary

The PAMC achieved a first quarter production of 6.8 million tons, which compares to 6.7 million tons in the first quarter of 2018. During the quarter, coal production increased slightly due to increased production at the Enlow Fork mine, as geological conditions improved compared to the same period in 2018, and at the Harvey mine. This was partially offset by reduced production at the Bailey mine, resulting from a longwall move and other operational delays.

The Company's total costs during the first quarter were $351.2 million compared to $333.1 million in the year-ago quarter. Average cash cost of coal sold per ton2 was $29.71 compared to $29.21 in the year-ago quarter. The impairment was largely driven by an increase in project expenses and gas well plugging activities, partially offset by reduced lease/rental expense. Since the fourth quarter of 2017, we have seen modest inflation in the cost of supplies that contain steel and other commodities for which prices are strengthening, as well as in the cost of contract labor. We have been successful in managing these cost pressures and keeping our overall cost increase under our targeted 5% annual limit through productivity gains and automation, as we have discussed in previous earnings calls.

		Three Months Ended
		March 31, 2019	March 31, 2018

Coal Production	million tons	6.8	6.7
Coal Sales	million tons	6.7	6.6
Average Revenue per Ton	per ton	$49.38	$52.98
Average Cash Costs of Coal Sold[2]	per ton	$29.71	$29.21
Average Cash Margin per Ton Sold[2]	per ton	$19.67	$23.77

CONSOL Marine Terminal Review

For the first quarter of 2019, throughput volumes out of the CONSOL Marine Terminal (CMT) were 4.0 million tons, compared to 3.5 million tons in the year-ago period. Terminal revenues increased versus the year-ago quarter as a result of the take-or-pay contract we entered into in mid-2018. Of note, during the first quarter of 2019, CMT was the highest shipment coal terminal off the U.S. east coast. For the first quarter, terminal revenues and operating costs were $17.8 million and $5.6 million, respectively, compared to $15.2 million and $5.1 million, respectively, in the year-ago period. CMT Adjusted EBITDA came in at $12.0 million compared to the year-ago period of $10.8 million.

Expansion of Share and Debt Repurchase Program

CONSOL's Board of Directors ("Board") has increased its previously authorized repurchase program to an aggregate amount of up to $175 million from $100 million and extended the program through June 30, 2020 ("repurchase period"). Under the new authorization, CONSOL management may purchase, from time to time, outstanding shares of CONSOL's common stock, its 11.00% Senior Secured Second Lien Notes due 2025, amounts outstanding under its Term Loan B and Term Loan A Facilities, and common units of CONSOL Coal Resources LP ("CCR units"). These securities may be purchased in the open market, through negotiated purchases or otherwise. The repurchase plan will be subject to limitations under CONSOL's debt covenant package, under the tax matters agreement entered into in connection with CONSOL's separation from CNX Resources Corporation into an independently traded coal company, Delaware law and any other applicable laws. Any repurchases will be at CONSOL's discretion, subject to general market conditions and other considerations, and CONSOL has no obligation to make any repurchases under the program. This new authorization provides CONSOL with a current availability of $110 million and falls within the limits of the covenants in our debt agreements. Our credit agreement allows CONSOL to purchase up to $50 million of CCR units.

2019 Guidance and Outlook

Based on our year-to-date results, current contracted position, approval of the Itmann project (increased capex), estimated prices and production plans, please find below our financial and operating performance guidance for 2019:

•	Coal sales volumes (100% PAMC) - 26.8-27.8 million tons

•	Coal average revenue per ton sold - $47.70-$49.70

•	Cash cost of coal sold per ton[4] - $30.40-$31.40

•	CONSOL Marine Terminal Adjusted EBITDA[4] - $40-$45 million

•	Adjusted EBITDA[4] (incl. 100% PAMC) - $380-$440 million

•	Effective tax rate - 8-12%

•	Capital expenditures (incl. 100% PAMC) - $155-$185 million

First Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the first quarter 2019 financial and operational results, is scheduled for May 8, 2019 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.consolenergy.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended March 31, 2019. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2""Adjusted Net Income", Adjusted Dilutive Earnings per Share", "Adjusted EBITDA", "Organic free cash flow net to CEIX shareholders", and "Net Leverage Ratio" are non-GAAP financial measures and "Cash cost of coal sold per ton", "Average cash margin per ton sold", and "Cost of coal sold per ton" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
32.5% is the ratio of 708,245 CEIX common shares repurchased divided by 28,967,509 CEIX common shares outstanding at the time of the November 28, 2017 spin.
4CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance or CONSOL Marine Terminal EBITDA to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~698 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Condensed Consolidated Statement of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended March 31, 2019 and 2018 (in thousands):

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$20,303	$70,958
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	50,724	49,471
Other Non-Cash Adjustments to Net Income	29,751	12,925
Changes in Working Capital	(18,607)	(17,621)
Net Cash Provided by Operating Activities	82,171	115,733
Cash Flows from Investing Activities:
Capital Expenditures	(34,171)	(21,956)
Proceeds from Sales of Assets	311	393
Net Cash Used in Investing Activities	(33,860)	(21,563)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(107,662)	(27,366)
Distributions to Noncontrolling Interest	(5,559)	(5,587)
Other Financing Activities	(23,257)	(23,477)
Net Cash Used in Financing Activities	(136,478)	(56,430)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	$(88,167)	$37,740
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	264,935	153,979
Cash and Cash Equivalents and Restricted Cash at End of Period	$176,768	$191,719

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs and expenses. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2019	2018
Total Costs and Expenses	$351,160	$333,115
Freight Expense	(6,662)	(17,887)
Selling, General and Administrative Costs	(21,923)	(13,484)
Loss on Debt Extinguishment	(23,143)	(1,426)
Interest Expense, net	(18,596)	(21,045)
Other Costs (Non-Production)	(30,793)	(36,758)
Depreciation, Depletion and Amortization (Non-Production)	(8,165)	(8,375)
Cost of Coal Sold	$241,878	$234,140
Depreciation, Depletion and Amortization (Production)	(42,559)	(41,096)
Cash Cost of Coal Sold	$199,319	$193,044

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash margin per ton to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2019	2018
Total Coal Revenue	$332,502	$351,009
Operating and Other Costs	230,112	229,802
Less: Other Costs (Non-Production)	(30,793)	(36,758)
Total Cash Cost of Coal Sold	199,319	193,044
Add: Depreciation, Depletion and Amortization	50,724	49,471
Less: Depreciation, Depletion and Amortization (Non-Production)	(8,165)	(8,375)
Total Cost of Coal Sold	$241,878	$234,140
Total Tons Sold (in millions)	6.7	6.6
Average Revenue per Ton Sold	$49.38	$52.98
Average Cash Cost per Ton Sold	29.71	29.21
Depreciation, Depletion and Amortization Costs per Ton Sold	6.21	6.13
Average Cost per Ton Sold	35.92	35.34
Average Margin per Ton Sold	13.46	17.64
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.21	6.13
Average Cash Margin per Ton Sold	$19.67	$23.77

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Three Months Ended March 31, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal	Other	Total Company
Net Income (Loss)	$64,698	$9,236	$(53,631)	$20,303

Add: Income Tax Benefit	—	—	(850)	(850)
Add: Interest Expense, net	—	1,513	17,083	18,596
Less: Interest Income	—	—	(887)	(887)
Earnings (Loss) Before Interest & Taxes (EBIT)	64,698	10,749	(38,285)	37,162

Add: Depreciation, Depletion & Amortization	44,868	920	4,936	50,724

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$109,566	$11,669	$(33,349)	$87,886

Adjustments:
Stock/Unit-Based Compensation	$6,744	$353	$353	$7,450
Loss on Debt Extinguishment	—	—	23,143	23,143
Total Pre-tax Adjustments	6,744	353	23,496	30,593

Adjusted EBITDA	$116,310	$12,022	$(9,853)	$118,479

	Three Months Ended March 31, 2018
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal	Other	Total Company
Net Income (Loss)	$98,480	$8,241	$(35,763)	$70,958

Add: Income Tax Expense	—	—	6,185	6,185
Add: Interest Expense, net	—	1,513	19,532	21,045
Less: Interest Income	—	—	(601)	(601)
Earnings (Loss) Before Interest & Taxes (EBIT)	98,480	9,754	(10,647)	97,587

Add: Depreciation, Depletion & Amortization	43,257	946	5,268	49,471

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$141,737	$10,700	$(5,379)	$147,058

Adjustments:
Stock/Unit-Based Compensation	$1,701	$74	$72	$1,847
Loss on Debt Extinguishment	—	—	1,426	1,426
Total Pre-tax Adjustments	1,701	74	1,498	3,273

Adjusted EBITDA	$143,438	$10,774	$(3,881)	$150,331

We define adjusted net income as net income adjusted for certain unusual and/or infrequent transactions, such as loss on debt extinguishment resulting from the refinancing of the Company's credit facilities. We define adjusted dilutive earnings per share (EPS) as adjusted net income attributable to CONSOL Energy Inc. shareholders divided by the weighted average shares outstanding during the reporting period. The GAAP measure most directly comparable to adjusted net income and adjusted dilutive EPS is net income (loss) and dilutive earnings per share, respectively.

The following table presents a reconciliation of adjusted net income and adjusted dilutive EPS to net income and dilutive earnings per share, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated.

	Three Months Ended March 31,
	2019	2018
Dollars in thousands, except per share data
Net Income	$20,303	$70,958
Plus: Loss on Debt Extinguishment related to Refinancing	18,702	—
Plus: Tax Benefit of Adjustments to Net Income	473	—
Adjusted Net Income	39,478	70,958
Less: Net Income Attributable to Noncontrolling Interest	5,868	8,550
Adjusted Net Income Attributable to CONSOL Energy Inc. Shareholders	$33,610	$62,408

Weighted-Average Diluted Shares of Common Stock Outstanding	27,839,393	28,324,870

Earnings per Share:
Dilutive Earnings per Share	$0.52	$2.20
Plus: Adjustments to Net Income Attributable to CONSOL Energy Inc. Shareholders	0.69	—
Adjusted Dilutive Earnings per Share	$1.21	$2.20

We define leverage ratio as the ratio of net debt to the last twelve months' (LTM) earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	March 31, 2019	March 31, 2018
Net Income	$128,130	$107,082
Plus:
Interest Expense, net	81,399	43,121
Depreciation, Depletion and Amortization	202,517	168,480
Income Taxes	1,793	84,007
Stock/Unit-Based Compensation	15,838	20,172
Loss on Debt Extinguishment	25,639	1,426
CCR Adjusted EBITDA per Credit Agreement	(116,198)	(108,649)
Cash Distributions from CONSOL Coal Resources LP	35,210	34,686
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(15,715)	(1,724)
Other Adjustments to Net Income	3,933	(1,233)
Consolidated EBITDA per Credit Agreement	$362,546	$347,368

Consolidated First Lien Debt	$404,280	$504,092
Senior Secured Second Lien Notes	267,276	290,000
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,261	2,085
Consolidated Indebtedness per Credit Agreement	776,682	899,042
Less:
Advance Royalty Commitments	2,261	2,085
Cash on Hand	154,762	190,971
Consolidated Net Indebtedness per Credit Agreement	$619,659	$705,986

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.7	2.0

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net Cash Provided by Operations	$82,171	$115,733
Capital Expenditures	(34,171)	(21,956)
Organic Free Cash Flow	$48,000	$93,777

Distributions to Noncontrolling Interest	(5,559)	(5,587)
Organic Free Cash Flow Net to CEIX Shareholders	$42,441	$88,190

Free Cash Flow	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net Cash Provided by Operations	$82,171	$115,733

Capital Expenditures	(34,171)	(21,956)
Proceeds from Sales of Assets	311	393
Free Cash Flow	$48,311	$94,170

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.